Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

ARKO PETROLEUM CORP.

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 filed by ARKO Petroleum Corp., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (including all amendments and supplements thereto, and any additional registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and to the filing or attachment of this consent with such Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this consent as of December 17, 2025.

/s/ Carlos Maurer
Carlos Maurer